Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Physicians Realty Trust

We have issued our report dated March 21, 2014, relating to the consolidated and combined financial statements of Physicians Realty Trust as of and for the years ended December 31, 2013 and 2012, appearing in the Annual Report on Form 10-K of Physicians Realty Trust. We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Physicians Realty Trust 2015 Employee Stock Purchase Plan, to the use of the aforementioned report.

/s/ Plante & Moran, PLLC

Chicago, Illinois
May 8, 2015